                                                                 Exhibit (b)(ii)

GarMark Advisors L.L.C.                              First Union Investors, Inc.
1325 Avenue of the Americas                          301 S. College Street
26th Floor                                           Charlotte, NC 28288
New York, NY 10019


July 12, 2000


Mr. Todd R. Berman, President
Chartwell Investments II LLC
717 Fifth Avenue
New York, NY 10022


                  Re:   Carey International, Inc.
                        -------------------------

Gentlemen:

                  Chartwell Investments II LLC (the "Sponsor") has informed GarMark Advisors L.L.C., as advisor to GarMark Partners, L.P. ("GarMark"), and First Union Investors, Inc. (together with GarMark, the "Purchasers") that the Sponsor and Ford Motor Company or one or more of its affiliates (collectively, "FMC") are seeking $40.0 million of subordinated debt financing together with detachable common stock purchase warrants (the "Financing") to support the proposed leveraged acquisition (as more fully described below) of Carey International, Inc., a Delaware corporation (the "Borrower").

                  We understand that the Sponsor and FMC intend to form a holding company ("Parent") which will in turn form a wholly-owned subsidiary ("MergerCo"), and Parent and MergerCo will enter into an Agreement and Plan of Merger (the "Merger Agreement") with the Borrower, pursuant to which MergerCo and the Borrower will commence a joint tender offer (the "Tender Offer") to acquire, for cash, all of the issued and outstanding shares of common stock of the Borrower (the "Company Common Stock"). Pursuant to the Merger Agreement, upon completion of the Tender Offer, either MergerCo or a wholly-owned subsidiary of MergerCo created for such purpose will merge (the "Merger") with and into the Borrower. The Tender Offer and Merger will be completed either in a Short Form Merger Structure (as defined herein) or a Long Form Merger Structure (as defined herein), depending on the number of shares of Company Common Stock that are tendered in the Tender Offer.

                  We understand that the Merger Agreement will provide that the Tender Offer will be made jointly by MergerCo and the Borrower and will provide for the grant by the Borrower to

MergerCo of an option (the "Topping Option") to acquire a specified number of shares of newly issued Company Common Stock, for cash, at a price of not more than $18.25 per share. In the event that holders of outstanding shares of Company Common Stock tender shares representing less than 90% of the outstanding Company Common Stock, MergerCo may exercise the Topping Option to acquire such number of shares of Company Common Stock as will be necessary so that, upon completion of the Tender Offer and exercise of the Topping Option, MergerCo will own at least 90% of the then outstanding shares of Company Common Stock entitled to vote in connection with the Merger, giving effect to the issuance of such shares. The exercise of the Topping Option and the issuance of the shares of Company Common Stock to MergerCo thereunder will be completed simultaneously upon acceptance of shares in the Tender Offer. Upon completion of the Tender Offer and acquisition of shares of Company Common Stock pursuant to the Topping Option, and prior to or simultaneously with the funding of the Financing and the initial funding of senior secured credit facilities (the "Facilities"), MergerCo will merge with and into the Borrower, with the Borrower being the surviving corporation (the "Short Form Merger"). In the Short Form Merger, outstanding shares of Company Common Stock (other than shares held by MergerCo and dissenting shares) will be converted into the right to receive cash in the amount of not more than $18.25 per share, and the Borrower will utilize draws under the Facilities to fund the payment of cash to the holders of such shares. In order to finance the Tender Offer and the Short Form Merger, (a) equity contributions will be made to Parent and/or Borrower of approximately, and in any event not less than, $105.5 million which shall be comprised of (x) not less than $97.0 million in cash contributed as equity to Parent by Sponsor, FMC and certain other investors and (y) up to $9.0 million, but not less than $6.0 million, of equity (including roll-over equity) contributed by current members of management of the Borrower (such equity to be valued at the Tender Offer Price) and such cash equity shall be contributed by Parent to MergerCo (collectively, the "Equity Capitalization"), (b) the Borrower will obtain the Facilities, and (c) the Borrower will issue $40 million in aggregate principal amount of unsecured senior subordinated notes (the "Notes") together with detachable common stock purchase warrants (the "Warrants", and together with the Warrants, the "Securities") in a private placement. We understand that the roll-over equity will be contractually committed to as of the date of the Tender Offer and shall be contributed to the Borrower concurrently with the Merger. The structure described in this paragraph is defined as the "Short Form Merger Structure."

                  We understand that in the event that holders of shares of outstanding Company Common Stock tender shares representing more than 50.1% of the outstanding common stock of the Borrower but the Short-Form Merger Structure cannot be utilized, then upon completion of the Tender Offer, (a) MergerCo will acquire shares tendered in the Tender Offer representing at least 50.1% of the outstanding Company Common Stock entitled to vote in connection with the approval of the Merger, after giving effect to such purchase and the Self-Tender (as defined below), and (b) the Borrower will acquire and immediately cancel the remainder of the shares tendered in the Tender Offer (the "Self-Tender"), utilizing (i) first, proceeds of the issuance of the Securities and (ii) second, to the extent necessary, draws under the Facilities to pay for any remaining tendered shares. As soon as possible after completion of the Tender Offer in accordance with applicable law, MergerCo or a wholly-owned subsidiary thereof created solely for such purpose will merge with and into the Borrower, with the Borrower being the surviving corporation (the "Long Form Merger"). In the Long Form Merger, outstanding shares of Company Common Stock (other than shares held by MergerCo and dissenting shares) will be converted into the right to receive cash in the amount of not more than $18.25 per share, and the Borrower will utilize the draws under the Facilities (and, to the extent not required to fund the Self-Tender or refinance the Borrower's existing senior bank credit facilities, the remaining proceeds of the Notes) to fund the payment of cash to the holders of such shares. In order to finance the Tender Offer utilizing the Long Form Merger Structure, (a) Parent will effect the Equity Capitalization and (b) the Borrower will obtain the Facilities and issue the Securities. The structure described in this paragraph is defined as the "Long Form Merger Structure."

                  The Sponsor has requested that the Purchasers commit to purchase, or cause their respective affiliates to purchase, the entire principal amount of the Notes and the Warrants.

                  Based on our understanding of the transaction as described above and the information you have provided to the Purchasers, the Purchasers are pleased to severally confirm their respective commitment (the "Commitment") to purchase the principal amount of the Securities set forth opposite their names on the signature page hereto, subject to the terms and conditions contained herein and in the attached Summary of Proposed Terms and Conditions (the "Term Sheet"). We understand that all proceeds received by the Borrower from the issuance of the Notes and Warrants would be used in the Tender Offer as described above. (This letter and the Term Sheet are sometimes collectively referred to herein as the "Letter"). Any capitalized term used and not otherwise defined herein shall have the meaning ascribed to such term in the Term Sheet.

                  The Commitment of the Purchasers hereunder is based upon the financial and other information regarding the Borrower and its subsidiaries previously provided to the Purchasers and is subject to the various conditions described in the Term Sheet and to the usual reservations, among others, that there shall not have occurred after the date of such information, in the sole opinion of the Purchasers, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole. If the continuing review by the Purchasers of the Borrower discloses information relating to conditions or events not previously disclosed to the Purchasers or relating to new information or additional developments concerning conditions or events previously disclosed to the Purchasers that the Purchasers in their sole discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business operations or prospects of the Borrower and its subsidiaries taken as a whole, the Purchasers, may, in their sole discretion, decline to provide the Financing.

                  This Commitment is also subject to (i) the Sponsor's written acceptance of a letter from the Purchasers to the Sponsor of even date herewith (the "Fee Letter") pursuant to which the Sponsor agrees to pay, or cause to be paid, to the Purchasers certain fees in connection with this Commitment as more particularly set forth therein,
(ii) the completion by the Purchasers of their legal due diligence review of the Borrower and its subsidiaries which shall be satisfactory to the Purchasers in their sole discretion, (iii) the completion of a definitive note purchase agreement, the Notes, the Warrants and other related documentation (collectively, the "Note Purchase Documents") on terms consistent with the Term Sheet and definitive documentation for the Facilities, the Tender Offer and the Merger, in each case in form and substance satisfactory to the Purchasers, (iv) compliance with all applicable laws and regulations (including compliance of this Letter and the transactions described herein with all applicable federal banking and securities laws, rules and regulations), (v) the tendering of at least 50.1% of the outstanding shares of Company Common Stock in the Tender Offer and (vi) the satisfaction of all other conditions described herein, in the Term Sheet and in the Note Purchase Documents. It is a condition to each Purchaser's Commitment hereunder that the Commitment of the other shall be committed to on the Closing Date (as defined herein) (on the terms and subject to the conditions set forth herein and in the Term Sheet). Those matters which are not covered by or made clear in this Letter are subject to the mutual agreement of the parties.

                  The Purchasers reserve the right, prior to or after the execution of the Note Purchase Documents, to assign part of the foregoing Commitment to purchase the Securities to one or more of their respective affiliates. The Sponsor agrees that the Purchasers may share with any of their affiliates and advisors any information related to the transactions described herein or any other matter contemplated hereby, on a confidential basis.

                  The Sponsor hereby represents, warrants and covenants to the Purchasers that (i) all information, other than the Projections (as defined below), which has been, or is hereafter, made available to the Purchasers by the Sponsor or any of its representatives in connection with the transactions contemplated hereby ("Information"), is, and will be, complete and correct in all material respects and does not, and will not, contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading and (ii) all financial projections concerning the Borrower that have been, or are hereafter, made available to the Purchasers by the Sponsor or the Borrower or any of their respective representatives (the "Projections") have been, or will be, prepared in good faith based upon reasonable assumptions. The Sponsor also agrees to furnish the Purchasers with such information and Projections as they may reasonably request and to supplement the Information and the Projections from time to time, through and including the closing date of the Financing (the "Closing Date"), so that the representations and warranties set forth in the preceding sentence are correct on the Closing Date. The Sponsor acknowledges that the Purchasers, in committing to make funds available to the Borrower, subject to the terms of this Letter, in connection with the Financing, have been, and will be, using and relying on the Information and the Projections without any independent verification thereof.

                  Regardless of whether the Commitment herein expires or is terminated or the Financing closes, Sponsor agrees to pay upon demand to the Purchasers all out-of-pocket expenses which may be incurred by the Purchasers in connection with the

Financing or the other transactions described herein (including all reasonable legal, environmental and other consulting costs and fees incurred in connection with the preparation of this Letter, the Fee Letter, the Note Purchase Documents and evaluation of and documenting the Financing and the other transactions described herein). Sponsor shall provide the Purchasers with at least eleven business days prior written notification of the Closing Date to comply with the funding requirements of the Purchasers and shall indemnify the Purchasers for any losses, liabilities or expenses incurred by the Purchasers resulting from the failure of the Company to issue the Notes and the Warrants on the Closing Date.

                  The Sponsor agrees to cause the Borrower to indemnify and hold harmless the Purchasers and their respective affiliates and each of their respective directors, officers, partners, attorneys and advisors (each such person or entity referred to hereafter in this paragraph as an "Indemnified Person") from any and all losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation with respect thereto) ("Damages") to which any Indemnified Person may become subject, insofar as such Damages arise out of, in any way relate to, or result from, this Letter, the Fee Letter, the Financing, or the other transactions contemplated hereby and thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend, or defending against, any such Damages; provided, however, that the Borrower shall not have any obligation under this indemnity provision for liabilities determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at common law or otherwise. No Indemnified Person shall (x) have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or the Sponsor or their respective security holders or creditors arising out of, related to, or resulting from, the transactions contemplated herein, except to the extent that such liability is found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct or (y) be responsible or liable for any indirect or consequential damages that may be alleged as a result of this Letter.

                  The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive documentation for the Financing shall be completed, executed and delivered, and notwithstanding the termination or expiration of this Letter or the Commitment of the Purchasers hereunder. Upon execution of the Note Purchase Documents, the Borrower shall assume all obligations of the Sponsor hereunder and the Sponsor shall be released therefrom in a manner mutually satisfactory to the Borrower and the Purchasers.

                  This Letter is delivered to the Sponsor with the understanding that neither this Letter nor the substance of the Financing proposed herein shall be disclosed by the Sponsor to any person, entity or group outside the Sponsor, the Borrower or FMC, except to those professional advisors who are in a confidential relationship with the Sponsor or the Borrower and require knowledge thereof to perform their respective duties (such as the Sponsor's and the Borrower's legal counsel, independent auditors and financial advisers and legal counsel to the agents of the Facilities), or where disclosure is required by applicable law; provided, however, that once
                                                --------  -------
this Letter is accepted by the Sponsor, the Sponsor will consult with the Purchasers as to any public filings or document distribution in which reference is made to either this Letter or the substance of the Financing proposed herein.

                  This Letter (i) shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any choice-of-law principles thereof, (ii) may be executed in counterparts, which, taken together, shall constitute an original, (iii) shall be amended or modified only in a writing executed by the Purchasers and the Sponsor, (iv) shall not be assigned or transferred by the Sponsor (whether by operation of law or otherwise) without the prior written consent of the Purchasers, and (v) supersedes and replaces any and all proposals or commitment letters previously delivered by either of the Purchasers to the Sponsor relating to the Financing. In addition, no party has been authorized by the Purchasers to make any oral or written statements inconsistent with this Letter.

                  The Commitment proposed herein will be available for acceptance until 5:00 p.m. (New York, NY time) on July 13, 2000, unless further extended in writing by the Purchasers. Notwithstanding the Sponsor's acceptance of the Commitment, it shall expire if the Financing described herein has not closed on or before September 15, 2000, unless the Commitment is extended by the Purchasers in their sole discretion.

                  We are delighted to have this opportunity to work with you. If the terms of the Letter meet with your approval, please indicate your acceptance by signing and dating the enclosed copy of this Letter, and then returning the same to the undersigned.

Very truly yours,
                                                               Commitment
                                                               Amount

GARMARK ADVISORS L.L.C.                                        $30,000,000


By:
    -------------------------
      Name:
      Title:

By:
    -------------------------
      Name:
      Title:


FIRST UNION INVESTORS, INC.
                                                               $10,000,000


By:
    -------------------------
      Name:
      Title:


AGREED TO AND ACCEPTED THIS
____ DAY OF JULY, 2000:

CHARTWELL INVESTMENTS II LLC


By:
    -------------------------
      Name:
      Title:

                    SUMMARY OF PROPOSED TERMS AND CONDITIONS
                   OF INVESTMENT IN CAREY INTERNATIONAL, INC.

                     SENIOR SUBORDINATED NOTES AND WARRANTS


ISSUER:        Carey International, Inc. (the "Company").
                                               -------

BACKGROUND:    Chartwell Investments II LLC ("Chartwell"), together with Ford
                                              ---------
               Motor Company or one or more of its affiliates (collectively,
               "FMC") and certain other investors, intends to form a holding
                ---
               company ("Parent") which will in turn form a wholly-owned
                         ------
               subsidiary ("MergerCo"), and Parent and MergerCo will enter into
                            --------
               an Agreement and Plan of Merger (the "Merger Agreement") with the
                                                     ----------------
               Company, pursuant to which MergerCo and the Company will commence a joint tender offer (the "Tender Offer") to acquire, for cash,
                                          ------------
               all of the issued and outstanding shares of common stock of the
               Company. Pursuant to the Merger Agreement, upon completion of the
               Tender Offer, either MergerCo or a wholly-owned subsidiary of
               MergerCo created for such purpose will merge (the "Merger") with
                                                                  ------
               and into the Company. The Tender Offer and Merger will be completed either in a Short Form Merger Structure (as defined herein) or a Long Form Merger Structure (as defined herein), depending on the number of shares of common stock of the Company that are tendered in the Tender Offer.

               The Tender Offer will be made jointly by MergerCo and the Company and provide for the grant by the Company to MergerCo of an option (the "Topping Option") to acquire a specified number of shares of
                     --------------
               newly issued common stock of the Company, for cash, at a price of not more than $18.25 per share. In the event that holders of outstanding shares of common stock tender shares representing less than 90% of the outstanding common stock of the Company, MergerCo may exercise the Topping Option to acquire such number of shares of common stock of the Company as will be necessary so that, upon completion of the Tender Offer and exercise of the Topping Option, MergerCo will own at least 90% of the then outstanding shares of common stock of the Company entitled to vote in connection with the Merger, giving effect to the issuance of such shares. The exercise of the Topping Option and the issuance of the shares of common stock to MergerCo thereunder will be completed simultaneously upon acceptance of shares in the Tender Offer. Upon completion of the Tender Offer and acquisition of shares pursuant to the Topping Option, and prior to or simultaneously with the Closing and the initial funding of senior secured credit facilities of the Company (the "Facilities"),
                                                              ----------
               MergerCo will merge with and into the Company, with the Company being the surviving corporation (the "Short Form Merger"). In the
                                                     -----------------
               Short Form Merger, outstanding shares of common stock of the

                                                                 Exhibit (b)(ii)

                                                                          Part 2

               Company (other than shares held by MergerCo and dissenting shares) will be converted into the right to receive cash in the amount of not more than $18.25 per share, and the Company will utilize draws under the Facilities to fund the payment of cash to the holders of such shares. In order to finance the Tender Offer and the Short Form Merger, (a) equity contributions will be made to Parent and/or the Company of approximately, and in any event not less than, $105.5 million which shall be comprised of (x) not less than $97.0 million in cash contributed as equity to Parent by Sponsor, FMC and certain other investors and (y) up to $9.0 million, but not less than $6.0 million, of equity (including roll-over equity) contributed by current members of management of the Company (such equity to be valued at the Tender Offer Price) and such cash equity shall be contributed by Parent to MergerCo (collectively, the "Equity Capitalization"), (b) the Company will
                                   ---------------------
               obtain the Facilities, and (c) the Company will issue $40 million in aggregate principal amount of Notes (as defined herein), together with Warrants (as defined herein, and together with the Notes, the "Securities") in a private placement. The roll-over
                           ----------
               equity will be contractually committed to as of the date of the Tender Offer and shall be contributed to the Company concurrently with the Merger. The structure described in this paragraph is defined as the "Short Form Merger Structure."
                               ---------------------------

               In the event that holders of shares of outstanding common stock of the Company tender shares representing more than 50.1% of the outstanding common stock of the Company but the Short Form Merger Structure cannot be utilized, then upon completion of the Tender Offer, (a) MergerCo will acquire shares tendered in the Tender Offer representing at least 50.1% of the outstanding common stock of the Company entitled to vote in connection with the approval of the Merger, after giving effect to such purchase and the Self-Tender (as defined below), and (b) the Company will acquire and immediately cancel the remainder of the shares tendered in the Tender Offer (the "Self-Tender"), utilizing (i) first, the
                                      -----------
               proceeds of the issuance of the Notes, and (ii) second, to the extent necessary, draws under the Facilities to pay for any remaining tendered shares. As soon as possible after completion of the Tender Offer in accordance with applicable law, MergerCo or a wholly-owned subsidiary thereof created solely for such purpose will merge with and into the Company, with the Company being the surviving corporation (the "Long Form Merger"). In the
                                                     ----------------
               Long Form Merger, outstanding shares of common stock of the Company (other than shares held by MergerCo and dissenting shares) will be converted into the right to receive cash in the amount of not more than $18.25 per share, and the Company will utilize the draws under the Facilities (and, to the extent not required to fund the Self-Tender or refinance the Company's existing senior bank credit facilities, the remaining proceeds of the Notes) to fund the payment of cash to the holders of such shares. In order to finance the Tender Offer,

               (a) Parent will effect the Equity Capitalization, and (b) the Company will obtain the Facilities and issue the Securities. The structure described in this paragraph is defined as the "Long
                                                                        ----
               Form Merger Structure."
               ---------------------

               The Tender Offer, the Short Form Merger, the Long Form Merger, the Topping Option and the exercise thereof, the Equity Capitalization, the Facilities, the Securities and the other transactions described herein are referred to collectively as the "Transactions." The direct parent company of the Company after
                ------------
               giving effect to the Transactions, whether Parent or MergerCo, is referred to herein as "Holdings."
                                      --------

ISSUE:         Senior Subordinated Notes (the "Notes") together with the
                                               -----
               Warrants issued by the same entity as the borrower under the Facilities.

PURCHASERS:    GarMark Partners, L.P. ("GarMark") and First Union Investors,
                                        -------
               Inc. ("First Union" and together with GarMark, the "Purchasers");
                      -----------                                  ----------
               provided that the Purchasers shall have the right at any time after the Closing Date to sell or transfer the Notes, in whole or in part, to any of their respective affiliates or any third parties (subject to the restrictions set forth under Assignments).

PRINCIPAL
AMOUNT: $40,000,000 aggregate principal amount (comprised of commitments by GarMark in the amount of $30,000,000 and First Union in the amount of $10,000,000).

CLOSING: Closing of the purchase of the Notes is expected to occur on or before September 15, 2000 (the "Closing Date").
                                               ------------

MATURITY:      Seven years from the Closing Date.

INTEREST:      The Notes will bear interest at a fixed rate of 17.0% per annum payable quarterly, in arrears, up to 3.5% of which may be paid in kind at the option of the Company, and the remainder of which shall be paid in cash.

SECURITY:      The Notes will be unsecured.

SUBORDINATION: The Notes will be subordinate (on terms acceptable to the
               Purchasers) to agreed upon amounts of permitted senior debt arising under the Facilities (the "Senior Debt") and senior to
                                                  -----------
               all other subordinated indebtedness.

GUARANTEES:    The Notes will be irrevocably and unconditionally guaranteed on a joint and several basis by any direct parent or holding company of the Company and each existing and subsequently acquired or organized direct and indirect domestic subsidiary of the Company, on a basis subordinate in right and interest to the guaranties of the Senior
               Debt in a manner consistent with the subordination of the Notes.

USE OF
PROCEEDS:      The proceeds of the Notes shall be used solely to (a) refinance certain existing debt, (b) finance the Tender Offer and the Merger, (c) provide general working capital, (d) provide capital for general corporate purposes, (e) pay certain acquisition costs, fees and expenses in connection with the Transactions and
               (f) pay any fees and expenses in connection with the issuance and sale of the Notes, all in amounts acceptable to the Purchasers.

MANDATORY
REDEMPTION:    The Company will redeem the full principal amount of the Notes, plus any accrued interest and the appropriate redemption premium amount, upon the earlier to occur of any of the following: the Maturity, a sale of all or substantially all of the Company's assets or an acceleration following an event of default under the note purchase agreement. Mandatory redemptions will be subject to the premiums set forth in the Optional Redemption section set forth below.

OFFER TO
PURCHASE:      The Company will make an offer to redeem (i) the full principal amount of the Notes, plus any accrued interest and the appropriate redemption premium amount, upon the occurrence of a change of control (to be defined), or (ii) subject to exceptions to be agreed upon, in the event of the sale of any equity or equity-linked securities of the Company or an asset sale, the principal amount of the Notes, plus any accrued interest, and the appropriate redemption premium amount, to the extent that the net proceeds in either of such events set forth in this clause (ii) are not used to permanently repay indebtedness under the Facilities. Such redemptions will be subject to the premiums set forth in the Optional Redemption section below; provided, however, that if such redemptions occur after the second anniversary of the Closing Date, the redemption price shall be equal to 101% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the date of redemption.

OPTIONAL
REDEMPTION:    The Notes may be redeemed at the option of the Company, in whole and not in part, upon not less than 30 days and not more than 60 days notice, at the redemption price (the "Redemption Price") set
                                                          ----------------
               forth below, in each case plus accrued and unpaid interest thereon ("Unpaid Interest"), if any, to the redemption date.
                         ---------------

          ----------------------------------------------------------------------
          Redemption Date                          Redemption Price Percentage
          ----------------------------------------------------------------------
          Prior to second anniversary of           100% plus two years interest
          the Closing Date                         less interest paid as of the
                                                   date of redemption
          ----------------------------------------------------------------------
          Second anniversary of the Closing Date
          through the third                        104%
          ----------------------------------------------------------------------
          Third anniversary of the Closing Date
          through the fourth                       102%

          ----------------------------------------------------------------------
          Thereafter                               100%
          ----------------------------------------------------------------------


CONDITIONS
PRECEDENT:     The closing of the purchase of the Notes will be subject to the satisfaction of conditions consistent with those customarily found in similar financings and such additional conditions deemed appropriate by the Purchasers in the context of the Notes, including without limitation, the conditions set forth in the Commitment Letter to which this Summary of Terms and Conditions is attached and the following:

               (1) The definitive note purchase agreement, Notes, Warrant (as defined herein) and other documentation for the Notes and the Warrant shall be satisfactory in form and substance to the Purchasers;

               (2) Parent, MergerCo and the Company shall have entered into the Merger Agreement, and the Merger Agreement, the Tender Offer and the Merger shall have been approved by the Company's board of directors and such approval shall not have been withdrawn or modified in a manner adverse to the Purchasers;

               (3) The Purchasers shall be satisfied with the corporate and capital structure of Holdings, the Company and their respective subsidiaries and the management of the Company and its subsidiaries after giving effect to the Transactions, with all legal, tax and accounting matters relating to the Transactions or to Holdings, the Company and their respective subsidiaries after giving effect thereto, and with all documentation relating to the Tender Offer, the Merger, the Equity Capitalization and the other Transactions (including the Merger Agreement and all schedules and exhibits thereto, the offer to purchase (the "Offer to Purchase") and related
                                            -----------------
                    documentation in connection with the Tender Offer, and all employment contracts and security holder agreements (including all agreements with FMC); and without limitation of the foregoing, the Purchasers shall be satisfied that (i) the aggregate purchase price for all of the issued and outstanding shares of the Company acquired pursuant to the Tender Offer and the Merger will not exceed $220 million (before giving effect to proceeds to the Company from the exercise of options and warrants), and the purchase price for any share shall not exceed $18.25, (ii) aggregate fees and expenses of Parent and MergerCo, payable in connection with the Transactions will not exceed an amount reasonably acceptable to the Purchasers and (iii) in the event the Long Form Merger Structure is utilized, the Company will be prepared to file its preliminary proxy or information statement relating to the Merger with the Securities and Exchange Commission (the "Commission") promptly after
                                              ----------
                    completion of the Tender Offer;

               (4) The Purchasers shall be satisfied to the extent that the Short Form Merger is utilized that the exercise of the Topping Option shall permit the utilization of the Short Form Merger Structure. In the event the Short Form Merger Structure is utilized, the Purchasers shall be satisfied that, prior to or substantially concurrently with the Closing, (i) the Tender Offer, the exercise of the Topping Option and the Short Form Merger shall have been consummated in accordance with the terms of the Merger Agreement, the Offer to Purchase and all other applicable documentation and in compliance with all applicable laws and regulatory approvals, without any amendment or waiver of any material condition or other provision thereof except as approved by the Purchasers, and (ii) MergerCo shall have accepted for payment and acquired tendered shares which, together with other shares then owned by MergerCo (including shares acquired directly from the Company pursuant to exercise of the Topping Option), represent not less than 90% of the aggregate voting power (after giving effect to the exercise of the Topping Option) of all outstanding shares of the Company entitled to vote in connection with the approval of the Merger;

               (5) In the event the Long Form Merger Structure is utilized, the Purchasers shall be satisfied that, prior to or substantially concurrently with the Closing, (i) the Tender Offer and the Self-Tender shall have been consummated in accordance with the terms of the Merger Agreement, the Offer to Purchase and all other applicable documentation and in compliance with all applicable laws and regulatory approvals, without any amendment or waiver of any material condition or other provision thereof except as approved by the Purchasers, and (ii) MergerCo shall have accepted for payment and acquired tendered shares representing not less than 50.1 % of the aggregate voting power (determined after giving pro forma effect to the consummation of the Self-Tender and the cancellation of shares acquired by the Company in the Self-Tender) of all outstanding shares of the Company entitled to vote in connection with the approval of the Merger;

               (6) All governmental and third-party consents and approvals necessary in connection with the offer, sale and issuance of the Notes, the consummation of the Tender Offer and (unless the Long Form Merger Structure is utilized) the Merger, and the other Transactions (including Hart-Scott-Rodino clearance), shall have been obtained and remain in effect and shall be satisfactory to the Purchasers; all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority) and no law or regulation shall be applicable, or event shall have occurred, that seeks to enjoin, restrain, restrict, set aside or prohibit, or impose materially adverse conditions upon, the consummation of the Tender Offer, the Merger, the Notes or any of the other Transactions;

               (7) The Equity Capitalization shall have been consummated on terms and conditions satisfactory to the Purchasers; and in connection therewith the Purchasers shall be satisfied that after giving effect thereto (i) Parent shall have received from (A) FMC net cash proceeds of not less than $43 million, $28 million of which will be proceeds from the issuance of preferred stock, on terms and conditions consistent with the June 29, 2000 Term Sheet for the preferred stock and common stock (the "Preferred Stock"), and $15 million of which will
                                ---------------
                    be proceeds from the issuance of common stock, plus an additional $7.0 million that can be called by Chartwell at any time after the consummation of the Merger in the same proportion as the Preferred Stock and the common stock, provided that Chartwell contributes a pro rata amount (collectively, the "Additional Equity"), and (B) from
                                        -----------------
                    Chartwell net cash proceeds of not less than $54 million (and in each case

                    Parent shall have contributed such proceeds to MergerCo) from the issuance of equity on terms and conditions satisfactory to the Purchasers, (ii) management investors shall have committed to contribute not less than $6.0 million in equity to the Company, including pursuant to the retention or roll-over of existing common stock; and (iii) and the aggregate amount of net proceeds from the Equity Capitalization, including any management equity or roll-over equity, shall not be less than $105.5 million (of which not less than $97.0 million shall be cash). In addition, under certain circumstances to be agreed upon, the Purchasers may require that the Additional Equity be contributed by FMC and Chartwell in connection with certain earn-out provisions on previous acquisitions by the Company.

               (8) The Company shall have binding commitments to receive not less than $160 million from the Facilities as follows: (i) $100 million term loans, (ii) $25 million revolving credit facility and (iii) $35 million acquisition facility, all on terms and conditions (including, without limitation, interest, maturity, covenants, default, permitted indebtedness and acceleration), and pursuant to documentation, satisfactory to the Purchasers and consistent with the July 11, 2000 Term Sheet for the Facilities previously provided to Purchasers;

               (9) The Purchasers shall have received an opening pro forma balance sheet and income statement of the Company and its subsidiaries, as of the last day of the month most recently ended prior to the Closing Date (or, if the Closing Date occurs on or prior to the 20th day of a month, as of the last day of the next prior month) and for the twelve-month period then ended (provided that such balance sheet shall be as of the most recent date as of which a balance sheet of the Company has been prepared and is available, if prior to the date required above, except that debt balances shall be as of the date required above), giving effect to the consummation of the Tender Offer, the Merger, the funding of the Notes, the initial funding of the Facilities and the consummation of the other Transactions, together with projected financial statements of the Company and its subsidiaries (consisting of balance sheets and statements of income and cash flows) prepared on an annual basis through November 30, 2009, all of which shall be in form and substance satisfactory to the Purchasers;

               (10) The Purchasers shall be satisfied that, on a pro forma basis as of a recent date after giving effect to the Tender Offer, the Merger, the funding of the Notes, the initial funding of the Facilities and the consummation of the other Transactions, (i) the Company is in compliance with all financial covenants in the definitive credit documentation, (ii) EBITDA of the Company and its subsidiaries for the most recently completed twelve-month period is not less than $33.25 million, and (iii) aggregate total funded debt of the Company and its subsidiaries is not greater than $148.5 million and aggregate total funded senior debt of the Company and its subsidiaries is not greater than $108.5 million (in each case, (i) plus miscellaneous items of indebtedness reasonably acceptable to the Purchasers and (ii) subject to adjustment in a manner acceptable to the Purchasers based upon changes in working capital);

               (11) There shall not have occurred, since November 30, 1999, (i)
                    any material adverse change in the condition (financial or otherwise), operations, properties, prospects or business of the Company and its subsidiaries, or (ii) any event, condition or state of facts that could reasonably be expected to have such a material adverse change;

               (12) No action, suit, proceeding or investigation shall have been instituted or threatened before, and no order, injunction or decree shall have been entered by, any court, arbitrator or governmental authority, in each case seeking to enjoin, restrain, restrict, set aside or prohibit, to impose material conditions upon, or to obtain substantial damages in respect of, the consummation of the Tender Offer, the Merger, the Notes, the Facilities or any of the other Transactions or that, in the opinion of the Purchasers, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), operations, properties, prospects or business of the Company and its subsidiaries or on the ability of Holdings, the Company and their respective subsidiaries to perform their respective obligations under the definitive documentation for the Notes;

               (13) The Purchasers shall have received a solvency opinion with respect to the Company and its subsidiaries after giving effect to the Transactions, from an independent valuation firm acceptable to the Purchasers and in form and substance satisfactory to the Purchasers;

               (14) The Purchasers shall have received final copies of (i) due diligence reports on the Company and its subsidiaries from PricewaterhouseCoopers and Bain, (ii) business and financial due diligence reports for County Limousine, (iii) a review of the insurance coverages of the Company and its subsidiaries from Marsh & McLennan and (iv) environmental reports with respect to selected properties of the Company and its Subsidiaries, and shall be satisfied in their sole discretion with the results thereof;

               (15) The Purchasers shall have completed all legal due diligence with respect to the Company and its subsidiaries in scope and determination satisfactory to the Purchasers in their sole discretion;

               (16) The Purchasers shall have received a copy of the executed fairness opinion of the Company's financial advisors in connection with the Tender Offer and the Merger;

               (17) The representations and warranties contained in the
                    definitive subordinated debt documentation shall be true and correct as of the Closing Date as if made on such date, and no default or event of default thereunder shall have occurred and be continuing;

               (18) All fees and expenses of the Purchasers required to have been paid as a condition to the Notes shall have been paid; and

               (19) The Purchasers shall have received such other documents, agreements and opinions in connection with the Notes (including but not limited to legal opinions of counsel to Holdings, the Company and their respective subsidiaries (including local counsel in such jurisdiction as shall be requested by the Purchasers) and reliance letters with respect to opinions delivered in connection with the Merger, including an opinion of Delaware counsel to the Company as to the validity of the Merger), all satisfactory in form and substance, as the Purchasers may reasonably request.

REPRESENTATIONS
AND
WARRANTIES:    The definitive note purchase agreement (as well as any other investment documentation as the Purchasers determine to be appropriate to effect the transactions contemplated hereby) will contain representations and warranties customarily found in note agreements for similar financings and any additional representations and warranties deemed appropriate by the Purchasers in the context of the proposed transaction, including, without limitation, representations and warranties regarding corporate organization and power, absence of violation of organizational documents, other agreements and applicable laws, absence of material litigation, obtaining of government and other approvals, subsidiaries, payment of taxes, authorization and enforceability of the note purchase documents, compliance with other instruments, full disclosure, margin securities, ERISA matters, accuracy of financial statements, absence of material adverse change, title to and sufficiency of assets, solvency, real estate, governmental permits and licenses, compliance with laws, environmental matters, insurance, consummation of, and receipt of proceeds from, the Tender Offer and Merger, and the other Transactions, and material contracts.


FINANCIAL
COVENANTS:     Financial covenants, with definitions of financial terms, levels and other terms to be agreed upon by the Company and the Purchasers determined on a consolidated basis for the Company and its subsidiaries, and to include, at a minimum, the following:

               (a)      Maximum Total Leverage Ratio;
               (b)      Minimum Fixed Charge Coverage Ratio;
               (c)      Minimum Interest Coverage Ratio; and
               (d)      Maximum Annual Capital Expenditures.

               To the extent acceptable to the Purchasers, the financial covenants will track the corresponding covenants set forth in the Senior Debt documents, but be less restrictive as appropriate.

AFFIRMATIVE
AND NEGATIVE
COVENANTS:     The definitive note purchase agreement (as well as any other investment documentation as the Purchasers determine to be appropriate to effect the transactions contemplated hereby) will contain affirmative and negative covenants customary for financings of this type and any additional covenants deemed appropriate by the Purchasers and the context of the proposed transactions. To the extent acceptable to the Purchasers, the affirmative and negative covenants will track the corresponding covenants set forth in the Senior Debt documents, but be less restrictive as appropriate.

EVENTS OF
DEFAULT: Those customarily found in note agreements for similar financings and any additional events of default deemed appropriate by the Purchasers in the context of the proposed transaction including without limitation: failure to pay any principal, interest or fees when due (subject to grace periods to be agreed upon); breach of covenants with customary grace periods for certain affirmative covenants; material incorrectness when made of any representation or warranty; default under material indebtedness (other than the Senior Debt); acceleration of any amounts due under the Senior Debt as a result of a default thereunder; breaches of material contracts; bankruptcy or insolvency; judgments or uninsured losses in excess of agreed upon amounts; certain ERISA events; and
                    actual or asserted invalidity of guaranty documents. In the event of a default and acceleration of the Notes, the Optional Redemption premium provisions shall apply. Upon the occurrence and during the continuance of any event of default, the applicable coupon shall be set at 2% per annum above the otherwise applicable rate and such additional interest shall be payable in cash.

WARRANTS:           Upon the purchase of the Notes, detachable Warrants (the
                    "Warrants") will be issued sufficient to provide the
                     --------
                    Purchasers with 5.25% of the common stock of the Company on a fully-diluted basis (such fully-diluted basis shall include any shares of common stock or other equity- based awards issuable under any current employee option plans and other employee plans or awards on terms and conditions to be agreed upon).

WARRANT
EXERCISABILITY:     At any time, in whole or in part, after issuance.

WARRANT TERM:       Ten years after the Closing.

WARRANT
EXERCISE PRICE:     $.01 per share in cash or, at the option of the Purchasers, in an equivalent amount of Notes or Warrants.

OTHER RIGHTS:       In addition to the above rights, the Warrants will provide for:

                    (i) Customary weighted average anti-dilution protection for issuances below fair market value (subject to agreed upon exceptions) and other customary equity rights satisfactory to the Purchasers;

                    (ii) Pre-emptive rights for the Purchasers and their respective affiliates on any sale of equity or equity linked securities by the Company (subject to customary exceptions);

                    (iii) Co-sale rights on any private sale of equity
                          securities of the Company (subject to customary exceptions);

                    (iv) Put right exercisable at the conclusion of year seven and call right exercisable at the conclusion of year eight, in each case for fair market value (subject to agreed upon deferral conditions);

                    (v)   Cashless exercise;

                    (vi)  Piggy-back registration rights; and

                    (vii) Board observation rights for 2 observers for the
                          Warrant holders plus a monitoring fee of $50,000 per annum to be allocated pro rata among the Purchasers.

VOTING:             Majority, subject to certain customary 100% voting issues.

ASSIGNMENTS:        Any Note holder may assign its interest in the Notes in no less than $5,000,000 principal aggregate increments.

NOTE PURCHASE
DOCUMENTS:          The transactions described herein will be evidenced by a
                    note purchase agreement and other ancillary agreements, documents, opinions, certificates, schedules and exhibits deemed necessary by the Purchasers.

INFORMATION
PERTAINING TO
THE PURCHASERS:     The Company shall not release any information relating to
                    the Purchasers, or any of their respective affiliates, without their prior written consent, unless otherwise required by applicable law. In addition, the Company shall, within a reasonable time before the issuance of any press release or the making of any public announcement relating to the Purchasers or their respective affiliates, consult in good faith with the Purchasers regarding the contents thereof.

PUBLICLY
AVAILABLE
INFORMATION:        The Company will file the reports required to be filed by it under the Securities Act of 1933, as amended (the
                    "Securities Act"), and the Exchange Act (or, if the Company
                     --------------
                    is not required to file such reports, it will, upon the request of any holder, make available other information so long as necessary to permit sales under Rule 144A under the Securities Act), and it will take such further action as any holder may request, all to the extent required from time to time to enable such holder to sell registrable securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144A under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

PUBLIC
DOCUMENTS:          For so long as the Company has any securities registered
                    under the Securities Exchange Act of 1934, as amended, upon the filing with the Commission of any financial statements, proxy or information statements, notices, reports or
                    registration statements (other than any registration
                    statements relating to employee benefit or dividend
                    reinvestment plans), or the issuance of any press release or other public announcement (each a "Public Document"), the
                                                       ---------------
                    Company shall promptly provide to each holder a copy of such Public Document.


EXPENSES:           The Company will pay (i) all of the Purchasers' reasonable out-of-pocket expenses associated with the Transaction, including the reasonable fees and disbursements of one counsel to GarMark and one counsel to the other Purchasers and Note holders in connection with the preparation, execution, delivery and administration of the note purchase documents and any amendment or waiver thereto, plus any outside consultants to be mutually agreed upon and (ii) all reasonable out-of-pocket expenses of GarMark, the other
                    Purchasers and other Note holders (including the reasonable fees and disbursements of one counsel to GarMark and one counsel to the other Purchasers and Note holders) in connection with the enforcement of any of the note purchase documents.

INDEMNIFICATION:    The Company will indemnify the Purchasers and the other Note and Warrant holders and hold them harmless against all claims, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) arising from or relating to the proposed financing contemplated hereby and the other transactions connected therewith, except to the extent of such indemnified party's gross negligence or willful misconduct.

GOVERNING LAW:      The note purchase documents, including the Warrants, and all other documents related to the transactions contemplated hereby (to the extent determined to be appropriate by the Purchasers) shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts of law principles thereof.


PURCHASER'S
COUNSEL:            Swidler Berlin Shereff Friedman, LLP


MISCELLANEOUS:      Customary provisions regarding amendments and waivers,
                    consent to forum in New York and service of process and other miscellaneous matters.

This Term Sheet is intended as a summary only and does not reference all of the terms, conditions, representations, warranties, covenants and other provisions which will be contained in the definitive documentation for the Notes and the transactions contemplated thereby.

                                       15